Exhibit 3.1                   AMENDMENT TO BY-LAWS
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                                   ARTICLE II

                               BOARD OF DIRECTORS

          SECTION 1. The Board of Directors shall have the general management of the affairs, property and business of the Company, and may adopt such rules and regulations for that purpose and for the conduct of meetings as the Board may deem proper. The Board may exercise and shall be vested with the powers of the Company not inconsistent with law, the Certificate of Incorporation or these By-laws.

          SECTION 2. The number of Directors constituting the Board of Directors shall be fixed at seven (7). Directors need not be stockholders of the Company.

          SECTION 3. Except as otherwise provided by law or by these By-laws, the Directors of the Company shall hold office until the next annual meeting of stockholders. Each Director shall be elected to serve until the next annual meeting of stockholders and until a successor shall have been duly elected and qualified or until such Director's earlier death, resignation or removal. Any vacancies in the Board of Directors may be filled by a majority of the Directors then in office, though less than a quorum; provided, however, that any third party pursuant to an agreement with the Company shall have the right to fill a vacancy created by the departure of a Director who was nominated by such third party. A Director so chosen shall hold office for the unexpired term in respect of which the vacancy occurred or was created and until his or her successor shall be elected and qualified or until his or her earlier resignation or removal.

          SECTION 4. As of the date these By-laws are being amended, the Company shall include in any slate of nominees for election to the Board of Directors three (3) nominees (a "PBGC Director" and collectively, the "PBGC Directors") designated by the Pension Benefit Guaranty Corporation ("PBGC") pursuant to that certain Agreement, dated as of February 28, 1999 (the "Master Agreement"), between the Company and the PBGC.

          SECTION 5. The Directors may hold their meetings and may have an office and keep the books of the Company (except as otherwise may be provided for by law) in such place or places, within or without the State of Delaware, as from time to time the Board of Directors or the Chairman of the Board may determine.

          SECTION 6. Regular meetings of the Board of Directors shall be held pursuant to a schedule established by the Board at its first meeting following the annual meeting of stockholders. Such meetings shall be held on the second Wednesday of the month, or at such other time as may be determined by the Board of Directors or the Chairman of the Board.

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          SECTION 7. Special  meetings of the Board of  Directors  shall be held whenever called by the Chairman of the Board, or in his absence by any officer who is a Director, the Executive Committee, or by one-third of the whole Board.

          SECTION 8. Regular meetings of the Board of Directors may be held without notice provided that the time and place of such meeting is designated at the preceding regular meeting of the Board of Directors. Notice of each other regular meeting and of each special meeting of the Board of Directors shall be given to each Director by letter mailed at least three days before the meeting, by telegraph sent at least two days before the meeting, or by such shorter telephone or other notice as the person or persons calling the meeting may deem appropriate in the circumstances.

          SECTION 9. A majority of the Directors at the time in office but in no event less than one-third of the whole Board shall constitute a quorum for the transaction of business at any meeting of the Board of Directors. If less than a quorum be present at a meeting, the Directors present may adjourn the meeting and the meeting may be held as adjourned with due notice of such adjourned meeting. If a quorum be present at a meeting, and the meeting is adjourned to reconvene at a later time and/or date, due notice of such adjourned meeting shall be given. Except as otherwise provided by law, by the Certificate of Incorporation, by these By-laws or in the immediately following sentence, when a quorum is present at any meeting of the Board of Directors, a majority of the Directors present at such meeting shall decide any question brought before such meeting and the action of such majority shall be deemed to be the action of the Board. Notwithstanding the foregoing, when a quorum is present at any meeting of the Board of Directors, the affirmative vote of at least four Directors shall be necessary to: (i) determine the fair value of the Company Common Stock, or any security that is convertible, exercisable or exchangeable for or into Company Common Stock, and authorize the issuance thereof at the determined fair value;
(ii) authorize a consolidation or merger of the Company with or into another person; or (iii) authorize the sale, assignment, transfer, lease, conveyance or other disposal of 50% or more of the property or assets of the Company in one or more related transactions. The Directors present at any duly called and held meeting at which a quorum is present or represented may continue to do business until adjournment, notwithstanding the withdrawal of such Directors as to leave less than a quorum.

          SECTION 10. Any action required or permitted to be taken at any meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board of Directors or such committee.

          SECTION  11.  Unless   otherwise   provided  by  the   Certificate  of
Incorporation or these By-laws, members of the Board of Directors or any committee thereof may participate in a meeting of the Board or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.


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          SECTION 12. Except as otherwise provided by these By-laws:

          (a) the Board of Directors may, by resolution passed by a majority of the whole Board, designate an Executive Committee and one or more committees, each committee to consist of one or more Directors. Each such committee shall determine its own rules of operation and procedure. The Board may designate one or more Directors as alternative members of the committee, who may replace any absent or disqualified members at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of such absent to disqualified member.

          (b) any committee, to the extent provided in the resolution of the Board of Directors creating it, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company and may authorize the seal of the Company to be affixed to all papers which may require it. No committee shall have the power or authority to (i) amend the Certificate of Incorporation; (ii) adopt an agreement of merger or consolidation; (iii) recommend to the stockholders the sale, lease or exchange of all or substantially all of the Company's property and assets;
(iv) recommend to the stockholders a dissolution of the Company or a revocation of a dissolution; or (v) amend the By-Laws of the Company. Unless the resolution creating a committee, or the Certificate of Incorporation expressly provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

          SECTION 13. By resolution adopted by the Board of Directors, the Board shall appoint a Nominating Committee consisting of three individuals. The Nominating Committee shall include any Director required to be included on the Nominating Committee pursuant to any agreement between the Company and a third party. As of the date these By-Laws are being amended, the Company is required to include one PBGC Director on the Nominating Committee pursuant to the Master Agreement. The Nominating Committee shall have all the power and authority granted to it by the Board of Directors, including, without limitation, recommending criteria for the selection of candidates to serve on the Board of Directors, evaluating all proposed candidates for nomination to serve on the Board of Directors, recommending to the Board of Directors a slate of nominees for election by the stockholders of the Company and recommending to the Board of Directors one or more nominees to fill vacancies in the Board of Directors. The Nominating Committee shall also consider proposals for nomination from stockholders of the Company which are made in writing to the Secretary of the Company. As long as required by the Master Agreement, the Nominating Committee shall recommend to the Board of Directors for election by the stockholders each of the PBGC's designated nominees for election to the Board of Directors at annual meetings of the Company's stockholders (or any special meeting or consent solicitation for the election of directors). The Nominating Committee shall keep a record of its acts and proceedings and shall report the same from time to time to the Board of Directors.


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          SECTION 14. By resolution adopted by the whole Board of Directors, the
Board shall appoint a Compensation Committee consisting of three individuals. The Compensation Committee shall include any Director required to be included on the Compensation Committee pursuant to any agreement between the Company and a third party. As of the date these By-laws are being amended, the Company is required to include one PBGC Director on the Compensation Committee pursuant to the Master Agreement, and such PBGC Director shall be the Chairman of the Compensation Committee. The Compensation Committee shall have all the power and authority as granted to it by the Board of Directors, including, without limitation, the power and authority to establish the compensation and benefits for Directors, officers and, at the option of the Compensation Committee, other managerial personnel of the Company and its subsidiaries, including, without limitation, fixing the cash compensation of such persons, establishing and administering compensation and benefit plans for such persons and determining awards thereunder, and entering into (or amending existing) employment and compensation agreements with any such persons. The Compensation Committee shall perform such other duties as shall from time to time be delegated to the Compensation Committee by the Board of Directors. The Compensation Committee shall consist solely of Directors who are not officers of the Company.



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